CORE LABORATORIES INC.
insider Trading Policy

This Insider Trading Policy (this “Policy”) provides guidance to directors, officers and employees of Core Laboratories Inc. (the “Company”) with respect to transactions in the Company’s securities (such as common stock, options to buy or sell common stock, warrants, convertible securities and debt securities) and derivative securities relating to the Company’s common stock, whether or not issued by the Company (such as exchange-traded options) for the purpose of promoting compliance with applicable federal and state securities laws regarding insider trading. The Policy also applies, under certain circumstances, to transactions in the securities of other companies. It is the Company’s policy to strictly comply with the insider trading laws and regulations of the United States, including the extent to which such laws pertain to trading in Company securities on the Company’s behalf.

This Policy applies to all directors, officers and employees who receive or are aware of Material, Non-Public Information (as defined below) obtained in the course of employment by, or in association with, the Company, together with any individual whom the General Counsel may designate as an “insider” because of his or her access to Material, Non-Public Information concerning the Company, including without limitation, consultants, contractors and advisors to, and representatives of, the Company. This Policy also applies to any person who receives Material, Non-Public Information about the Company from an insider. This Policy additionally applies to any person who (i) in the course of employment or service with the Company receives Material, Non-Public Information about any other publicly-traded company, including any customer, supplier or partner of the Company, or any company that is “economically linked” to the Company, such as a competitor, or (ii) receives Material, Non-Public Information about the Company that could potentially affect the trading of securities of such other publicly-traded company (collectively, “Third-Party MNPI”). The people to whom this Policy applies are referred to herein as “insiders.” All insiders must strictly comply with this Policy.

The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.

You should read this Policy carefully, ask questions of the Company’s General Counsel, and promptly sign and return the certification attached as Annex A acknowledging receipt of this Policy to:

Core Laboratories Inc.

6316 Windfern Road

Houston, Texas 77040

Attention: General Counsel

The Company’s directors, officers and certain employees must promptly sign and return the attached certification acknowledging receipt of this Policy when requested to do so by the Company’s General Counsel (which term includes any person whom the General Counsel designates to administer the responsibilities described in this Policy).

I.
Definitions and Explanations
A.
Definition of “Material, Non-Public Information”

1. What information is “Material”?

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to an investor in making an investment decision regarding the purchase, sale or holding of the Company’s securities. Information that is likely to affect the market price of a company’s securities (whether positive or negative) is likely to be material. It is also important to remember that either positive or negative information may be material.

While it may be difficult under this standard to determine whether information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Common examples of material information include:

•
Unpublished financial results (annual, quarterly or otherwise) or projections, forecasts or guidance of financial results;
•
Restatements of financial results, or material impairments, write-offs or restructurings;
•
Business plans or budgets;
•
Significant corporate events, such as news of a pending or proposed merger, tender offer, or acquisition or disposition of a significant business unit or asset or change in control of the Company;
•
Creation of significant financial obligations, or any significant default under, or acceleration of, any financial obligation;
•
Impending announcements of bankruptcy or financial liquidity problems;
•
Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;

•
Significant advancements in research and development efforts or relating to intellectual property;
•
Major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, stock splits, changes in dividend policies, public or private securities offerings, modification of the rights of security holders or notice of delisting;
•
Significant cybersecurity incidents;
•
Significant legal or regulatory developments, whether actual or threatened; and
•
Major personnel changes, such as departures or elections of directors or executive officers.

The above list is for illustration purposes only.

2. What information is “Non-public”?

Information is considered non-public if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. Information can be broadly disseminated to the public in a press release, a public filing with the United States Securities and Exchange Commission (the “SEC”), a pre-announced public webcast or another broad, non-exclusionary form of public communication. For purposes of this Policy, information will be considered public, i.e., no longer “non-public,” after the close of trading on the first full Trading Day following the Company’s widespread public release of the information. Any questions as to whether information is non-public should be directed to the General Counsel.

B.
Related Person

“Related Person” means, with respect to the Company’s insiders:

•
Any family member living in the insider’s household (including a spouse, minor child, minor stepchild, parent, stepparent, grandparent, sibling, in-law) and anyone else living in the insider’s household;
•
Family members who do not live in the insider’s household but whose transactions in Company securities are directed by the insider or subject to the insider’s influence or control;
•
Partnerships in which the insider is a general partner;

•
Trusts of which the insider is a trustee;
•
Estates of which the insider is an executor; and
•
Other equivalent legal entities that the insider controls.
C.
Trading Day

“Trading Day” means a day on which national stock exchanges are open for trading, and a “full Trading Day” has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed (including any holiday-shortened trading session as the stock exchange may set).

II.
General Policy

This Policy prohibits insiders from transacting in or “tipping,” either directly or indirectly, others who may trade in the Company’s securities while aware of Material, Non-Public Information about the Company. This Policy additionally prohibits trading or tipping others in Third-Party MNPI. These activities are commonly referred to as “insider trading.”

All insiders should treat Material, Non-Public Information about the Company’s business partners with the same care required with respect to Material, Non-Public Information related directly to the Company.

A.
Trading on Material, Non-Public Information

Except as otherwise specified in this Policy, no insider or Related Person shall engage in any transaction in the Company’s securities, including making any offer to purchase or offer to sell or giving any gift of the Company’s securities, during any period commencing with the date that he or she is aware of Material, Non-Public Information concerning the Company, and ending after one full Trading Day following the date of public disclosure of the Material, Non-Public Information, or at the time that the information is no longer material.

B.
Tipping Others of Material, Non-Public Information

No insider shall disclose or tip, either directly or indirectly, Material, Non-Public Information to any other person (including Related Persons) where the Material, Non-Public Information may be used by that person to his or her profit by trading in the securities of the Company or another publicly-traded company (where the Material, Non-Public Information is Third-Party MNPI), nor shall the insider or the Related Person make recommendations, either directly or indirectly, or express opinions on the basis of Material, Non-Public Information as to trading in the Company’s securities. Both the insider who provides the information, recommendation or opinion and the person who trades based on it may be liable. Insiders are prohibited from engaging in these actions whether or not the insider derives any profit or personal benefit from doing so. This prohibition against disclosure of Material Non-Public Information includes disclosure (even anonymous disclosure) via the internet, blogs, investor forums or chat rooms where companies and their prospects are discussed.

C.
Confidentiality of Material, Non-Public Information

Material, Non-Public Information relating to the Company is the Company’s property and the unauthorized disclosure of Material, Non-Public Information is prohibited. If an insider receives any inquiry from outside the Company (such as a securities analyst) for information (particularly financial results and/or projections) that may be Material, Non-Public Information, the inquiry should be referred to the Company’s Investor Relations Department. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of Material, Non-Public Information. In general, the regulation provides that when a public company discloses Material, Non-Public Information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the Company to enforcement actions by the SEC, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law.

D.
Special and Prohibited Transactions

Because the Company believes it is improper and inappropriate for its insiders to engage in short-term or speculative transactions involving certain securities, it is the Company’s policy that its insiders may not engage in any of the transactions specified below.

1.
Hedging Transactions and Other Transactions Involving Company Derivative Securities. Hedging or monetization transactions, whether direct or indirect, involving the Company’s securities are completely prohibited, regardless of whether you are in possession of Material, Non-Public Information. A “short sale,” or sale of securities that the seller does not own at the time of sale or, if owned, that will not be delivered within 20 days of the sale, is an example of a prohibited hedging transaction.

Transactions involving Company-based derivative securities are completely prohibited, whether or not you are in possession of Material, Non-Public Information. “Derivative securities” are options, warrants, stock appreciation rights, convertible notes or similar rights whose value is derived from the value of an equity security, such as Company common stock. Transactions in derivative securities include, but are not limited to, trading in Company-based option contracts, transactions in straddles or collars and writing puts or calls. This Policy does not, however, restrict holding, exercising or settling awards such as options, restricted stock, restricted stock units or other derivative securities granted under a Company equity incentive plan as described in more detail below under “Exempted Transactions.”

2.
Purchases of Company Stock on Margin. Any of the Company’s common stock purchased in the open market should be paid for in full at the time of purchase. Purchasing the Company’s common stock on margin (e.g., borrowing money from a brokerage firm or other third party to fund the stock purchase) is strictly prohibited by this Policy.
3.
Pledges of Company Securities. Pledging Company securities as collateral is prohibited.
4.
Short Term Trading. Insiders who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa).
5.
Standing and Limit Orders. You should refrain from placing open orders with brokers, such as standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans, as described below), particularly where the order is likely to remain outstanding for an extended period. Open orders may result in the execution of a trade at a time when you are aware of Material, Non-Public Information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations.
E.
Exempted Transactions

This Policy does not apply in the case of the following transactions, except as specifically noted:

1.
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which the insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to any market sale of restricted stock.
3.
401(k) Plan. This Policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from an insider’s periodic contribution of money to the plan pursuant to the insider’s payroll deduction election. This Policy does apply, however, to certain elections the insider may make under the 401(k) plan, including:

(a) an election to increase or decrease the percentage of the insider’s periodic contributions that will be allocated to the Company stock fund;

(b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund;

(c) an election to borrow money against the insider’s 401(k) plan account if the loan will result in a liquidation of some or all of the insider’s Company stock fund balance; and

(d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

4.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company securities in an employee stock purchase plan resulting from the insider’s periodic contribution of money to the plan pursuant to the election the insider made at the time of the insider’s enrollment in the plan. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that the insider elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to the insider’s election to participate in the plan for any enrollment period, and to the insider’s sales of Company securities purchased pursuant to the plan.
5.
Dividend Reinvestment Plan. This Policy does not apply to purchases of Company securities under a dividend reinvestment plan resulting from the insider’s reinvestment of dividends paid on Company securities. This Policy does apply, however, to voluntary purchases of Company securities resulting from additional contributions the insider chooses to make to the dividend reinvestment plan, and to the insider’s election to participate in the plan or increase the insider’s level of participation in the plan. This

Policy also applies to the insider’s sale of any Company securities purchased pursuant to the plan.
6.
Mutual Funds. Transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.
7.
Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.
8.
Rule 10b5-1 Plans. The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the United States Securities Exchange Act of 1934, as amended (“Exchange Act”), provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of Material, Non-Public Information. The contract, instructions or plan must be made or entered into in good faith and not as a part of a plan or scheme to evade the insider trading laws and must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of Material, Non-Public Information. Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5-1 and (ii) is approved by the General Counsel, are not subject to the restrictions in this Policy or to the pre-clearance procedures or blackout periods established under this Policy. In approving a trading plan, the General Counsel may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. Therefore, you must confer with the General Counsel prior to entering into any trading plan.
9.
Other Transactions. Any transaction specifically approved in writing in advance by the General Counsel (or by the Chief Executive Officer if the person engaging in the transaction is the General Counsel).
F.
Post-Termination Transactions

The guidelines set forth in this Section II continue to apply to transactions in the Company’s securities even after the insider has terminated his or her employment or other service relationship with the Company to the extent the insider is aware of Material, Non-Public Information when his or her employment or service relationship terminates, in which event the insider may not trade in the Company’s securities until that information has become public or is no longer material.

III.
Additional Trading Policies and Requirements for Certain Insiders
A.
Blackout Period and the Window Group

All directors and members of management of the Company, consisting of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, Chief Accounting Officer, any Senior Vice President, all employees who directly report to any of the foregoing individuals, and such other persons as may be designated by the General Counsel (collectively, the “Window Group”) are prohibited from trading during the period beginning at the close of market on the 8th calendar day prior to the end of each fiscal quarter or year and ending after one full Trading Day following the date of public disclosure of the financial results for that fiscal quarter or year (the “Blackout Period”). The Company will endeavor to notify the Window Group when the Blackout Period begins. Insiders who have not been identified as being in the Window Group should adhere to the general prohibitions set forth in this Policy.

From time to time, outside of any regularly scheduled Blackout Period, the General Counsel may prohibit some or all members of the Window Group from trading in the Company’s securities because of material developments known to the Company and not yet disclosed to the public. In this event, the General Counsel will notify the affected persons, and those persons may not engage in any transaction involving the purchase or sale of the Company’s securities until the General Counsel notifies them that the special blackout period is over. In addition, those persons should not disclose to others the existence of the trading suspension.

Trading in the Company’s securities outside of a Blackout Period should not be considered a “safe harbor,” and no insider who possesses Material, Non-Public Information about the Company should trade until at least one full Trading Day after the information has been made public or it ceases to be material.

B.
Pre-Clearance of Trades

Except as otherwise provided Section II, Subsection E, no director, named executive officer or other employee subject to the reporting requirements of Section 16 of the Exchange Act (collectively, the “Pre-Clearance Group”), may trade in the Company’s securities without first complying with the Company’s “pre-clearance” process. Each member of the Pre-Clearance Group should contact the Company’s General Counsel prior to commencing any transactions in the Company’s securities (whether or not listed in the Exempted Transactions specified in Section II, Subsection E). Pre-Clearance Group members must obtain written clearance from the Company’s General Counsel; oral pre-clearance is not sufficient. After you receive permission to engage in a transaction, you must complete your transaction within three Trading Days (or such shorter period as is designated at the time of your request for permission) or make a new request for clearance.

Please note that clearance of a proposed transaction by the Company’s General Counsel does not constitute legal advice regarding or otherwise acknowledge that a member of the Pre-Clearance Group does not possess Material, Non-Public Information. Individuals must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.

IV.
Company Stock and Public Debt Repurchases
A.
Common Stock Repurchases

Company open market common stock repurchases will be made under authorization provided by the Board of Directors. Open market repurchases of common stock are designed to satisfy the non-exclusive safe harbor of Rule 10b-18 of the Exchange Act and shall be made in compliance with applicable securities laws. The blackout periods set forth in Section III, Subsection A, apply to Company open market common stock repurchases.

B.
Other Security Repurchases

Open market repurchases of securities other than Company common stock and securities repurchased (including common stock) by other means (e.g., privately negotiated transactions, tender offers, redemptions, consent solicitations, or otherwise) will be handled on a case-by-case basis in consultation with the General Counsel and the Chief Financial Officer. Depending on the facts and circumstances, the Company may determine to apply the blackout periods set forth in Section III, Subsection A to Company public debt or other security repurchases.

V.
Potential Criminal and Civil Liability and/or Disciplinary Action
A.
Detection and Prosecution of Insider Trading

The SEC, the Financial Industry Regulatory Authority and the New York Stock Exchange use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.

B.
Penalties for Violation of Insider Trading Laws

As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:

•
imprisonment;

•
disgorging any profits made or losses avoided;
•
substantial criminal fines;
•
substantial damages in a private lawsuit;
•
substantial civil fines based on the profit gained or loss avoided;
•
a bar against serving as an officer or director of a public company; and
•
an injunction against future violations.

The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading.

In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control. The penalty for “controlling person” liability includes civil fines, as well as potential criminal fines and imprisonment. The civil penalties can extend personal liability to directors, officers and managers.

C.
Disciplinary Action by the Company

If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.

VI.
Administration of the Policy

Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the Company’s General Counsel, who is generally responsible for the administration of this Policy. The General Counsel may select one or more individuals to assist with the execution of such officer’s duties in administering this Policy. All determinations and interpretations by the General Counsel shall be final and not subject to further review.

* * * *

This document states a policy of Core Laboratories Inc. and is not intended to be regarded as the rendering of legal advice.

Annex A
insider Trading Policy
Certification

I have read and understand the Insider Trading Policy (the “Policy”) of Core Laboratories Inc. (the “Company”). I agree that I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am a director, officer or employee of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Policy, is a basis for termination for cause of my employment or service with the Company and any subsidiary or other affiliate to which my employment or service now relates or may in the future relate.

I am aware that this signed Certification will be filed with my personnel records maintained by the Company.

______________________________________

Signature

______________________________________

Type or Print Name

______________________________________

Date

A-1